As filed with the Securities and Exchange Commission on November 12, 2024

Registration No. 333-________

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER THE SECURITIES ACT OF 1933

ALLIANCE ENTERTAINMENT HOLDING CORPORATION

(Exact name of registrant as specified in its charter)

Delaware	85-2373325
(State or other jurisdiction of	(I.R.S. Employer
incorporation or organization)	Identification No.)

8201 Peters Road, Suite 1000

Plantation, Florida 33324

(Address of Principal Executive Offices)

Alliance Entertainment Holding Corporation

2023 OMNIBUS EQUITY INCENTIVE PLAN, AS AMENDED

(Full title of the plan)

Jeffrey Walker

8201 Peters Road, Suite 1000

Plantation, Florida 33324

(Name and address of agent for service)

(954) 255-4000

(Telephone number, including area code, of agent for service)

Copy to:

Brad L. Shiffman, Esq.

Kathleen A. Cunningham, Esq.

Blank Rome LLP

1271 Avenue of The Americas

New York, NY 10020

Indicate by check mark whether the registrant is a large accelerated filed, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☐	Accelerated filer ☐
Non accelerated filer ☐ (Do not check if a smaller reporting company)	Smaller reporting company ☒
Emerging Growth Company ☒

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

ITEM 1. PLAN INFORMATION.

Information required by Part I to be conformed in the Section 10(a) prospectus is omitted from this Registration Statement in accordance with Rule 428 promulgated under the Securities Act of 1933, as amended (the “Securities Act”), and the Note to Part I of Form S-8.

ITEM 2. REGISTRANT INFORMATION AND EMPLOYEE PLAN ANNUAL INFORMATION.

Upon written or oral request, any of the documents incorporated by reference in Item 3 of Part II of the Registration Statement (which documents are incorporated by reference in the Section 10(a) Prospectus), and any other documents required to be delivered to the employees pursuant to Rule 428 promulgated under the Securities Act are available, without charge by contacting Alliance Entertainment Holding Corporation, 8201 Peters Road, Suite 1000, Plantation, Florida 33324, telephone number (954) 255-4000, Attention: Chief Financial Officer.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

ITEM 3. INCORPORATION OF DOCUMENTS BY REFERENCE.

The following documents filed by us with the Securities and Exchange Commission (the “Commission”) pursuant to Section 13 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) are incorporated by reference in this Registration Statement:

(i)	our Annual Report on Form 10-K for the fiscal year ended June 30, 2024 filed with the Commission on September 20, 2024;
(ii)	our Current Report on Form 8-K, filed with the Commission on November 8, 2024; and
(iii)	the description of our common stock contained in our Proxy Statement/Prospectus, filed with the SEC on December 12, 2022 pursuant to Section 12(g) of the Exchange Act and all amendments or reports filed by us for the purpose of updating those descriptions.

Any information provided pursuant to Items 2.02 or 7.01 of a Current Report on Form 8-K, including the exhibits thereto, shall not be deemed incorporated by reference into this Registration Statement.

All reports and other documents subsequently filed by Alliance Entertainment Holding Corporation (the “Company”) pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act after the date of this Registration Statement and prior to the filing of a post-effective amendment to this Registration Statement which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold shall be deemed to be incorporated by reference in this Registration Statement and to be a part hereof from their respective dates of filing; provided, however, that the Company is not incorporating any information furnished under either Item 2.02 or Item 7.01 of any Current Report on Form 8-K.

Any statement contained herein or in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this prospectus to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such earlier statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this prospectus.

ITEM 4. DESCRIPTION OF SECURITIES.

Not applicable.

ITEM 5. INTERESTS OF NAMED EXPERTS AND COUNSEL.

Not applicable

ITEM 6. INDEMNIFICATION OF DIRECTORS AND OFFICERS.

Section 145 of the Delaware General Corporation Law authorizes a court to award, or a corporation’s board of directors to grant, indemnity to directors and officers in terms sufficiently broad to permit such indemnification under certain circumstances for liabilities, including reimbursement for expenses incurred, arising under the Securities Act. The Registrant’s amended and restated certificate of incorporation permits indemnification of the Registrant’s directors, officers, employees and other agents to the maximum extent permitted by the Delaware General Corporation Law, and the Registrant’s amended and restated bylaws provide that the Registrant will indemnify its directors and executive officers and permit the Registrant to indemnify its other officers, employees and other agents, in each case to the maximum extent permitted by the Delaware General Corporation Law.

The Registrant has entered into indemnification agreements with each of its directors and executive officers. These agreements provide that the Registrant will indemnify each of its directors and such officers to the fullest extent permitted by law and its amended and restated certificate of incorporation and amended and restated bylaws.

The Registrant also maintains a general liability insurance policy, which will cover certain liabilities of its directors and officers arising out of claims based on acts or omissions in their capacities as directors or officers.

ITEM 7. EXEMPTION FROM REGISTRATION CLAIMED.

The securities that are to be reoffered or resold pursuant to this Registration Statement were issued pursuant to the 2013 Omnibus Equity Incentive Plan in transactions that were exempt from registration pursuant to Section 4(2) under the Securities Act.

ITEM 8. EXHIBITS.

Exhibit No.	Exhibit

4.1	The Amended and Restated Certificate of Incorporation of Alliance Entertainment Holding Corporation (incorporated by reference to the applicable exhibit filed with the Registrant’s Current Report on Form 8-K, filed with SEC on February 13, 2023)

4.2	Amended and Restated By-Laws (incorporated by reference to the applicable exhibit filed with the Registrant’s Current Report on Form 8-K, filed with the Commission on February 13, 2023).

4.3	The 2023 Omnibus Equity Incentive Plan and Forms of Award Agreements (incorporated by reference to Annex C to the Proxy Statement/Prospectus, filed with the Commission on December 12, 2022).

4.4	Amendment No. 1 to the Omnibus Equity Incentive Plan (incorporated by reference to Appendix A to the Proxy Statement with the Commission on October 18, 2024).

5.1	Opinion of Blank Rome LLP

23.1	Consent of BDO USA, P.C.

23.3	Consent of Blank Rome LLP (included in Exhibit 5.1)

24.1	Power of Attorney (included on signature pages to this Registration Statement)

107	Calculation of Filing Fee Table

ITEM 9. UNDERTAKINGS.

(a) The undersigned registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement.

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

Provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the Registration Statement is on Form S-8, and the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the Registration Statement.

(b) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(2) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant’s annual report pursuant to section 13(a) or section 15(d) of the Exchange Act that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers, and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer, or controlling person of the registrant in the successful defense of any action, suit, or proceeding) is asserted by such director, officer, or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Miami, State of Florida, on this 12th day of November, 2024.

ALLIANCE ENTERTAINMENT HOLDING CORPORATION

By:	/s/ Jeffrey Walker
Name:	Jeffrey Walker
Title:	Chief Executive Officer
(Principal Executive Officer and Principal Financial Officer)

KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below hereby constitutes and appoints Jeffrey Walker and Bruce Ogilvie, and each or any of them, his true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign this Registration Statement, and any and all amendments (including post-effective amendments) to this Registration Statement, and to file the same, with all exhibits thereto and all other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents full power and authority to do and perform each and every act and thing requisite and necessary to be done, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or any of them, or their substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Jeffrey Walker
Jeffrey Walker	Chief Executive Officer and Chief Financial Officer (Principal Executive Officer and Principal Financial Officer)	November 12, 2024

/s/Amanda Gnecco
Amanda Gnecco	Chief Accounting Officer (Principal Accounting Officer)	November 12, 2024

/s/ Bruce Ogilvie
Bruce Ogilvie	Executive Chairman	November 12, 2024

/s/ W. Tom Donaldson III
W. Tom Donaldson	Director	November 12, 2024

/s/ Thomas Finke
Thomas Finke	Director	November 12, 2024

/s/ Chris Nagelson
Chris Nagelson	Director	November 12, 2024

/s/ Terilea Wielenga
Terilea Wielenga	Director	November 12, 2024